STRONGVEST ETF TRUST

INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (the “Agreement”) is made and entered into as of this 14th day of February, 2017, by and between StrongVest Global Advisors, LLC, a Delaware limited liability company (the “Adviser”), and StrongVest ETF Trust, a Delaware statutory trust (the “Trust”), regarding each of the series listed in Appendix A (each a “Fund” and, collectively, the “Fund”).

WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is willing to furnish such services to the Investment Adviser and each Fund.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows.

1.	APPOINTMENT AND ACCEPTANCE OF THE ADVISER

The Trust hereby appoints the Adviser to act as investment adviser to each Fund. The Adviser hereby accepts the appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.	SERVICES PROVIDED BY THE ADVISER

A. Subject to the oversight of the Board, the Adviser will, either directly or by employing suitable sub-advisers: (a) act in strict conformity with the Trust’s Agreement and Declaration of Trust, the Trust’s By-Laws, the 1940 Act and the Investment Advisers Act of 1940, as amended; (b) manage the Funds and furnish a continual investment program for the Funds in accordance with such Fund’s investment objective and policies as described in each Fund’s Prospectus; (c) make investment decisions for the Funds; (d) provide each Fund with investment research and statistical data, advice and supervision, data processing and clerical services; (e) provide the Trust with access to certain office facilities, which may be the Adviser’s own offices; (f) determine what securities shall be purchased for each Fund; what securities shall be held or sold by each Fund, and determine what portion of each Fund’s assets shall be held uninvested; and (g) advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board and its committees with respect to the foregoing matters and the conduct of the business of the Funds.

B. The appointment of sub-advisers shall be subject to approval by the Board and, to the extent required by the 1940 Act or any other law or regulation, approval of the shareholders of the Trust.

C. The Adviser shall initially determine and make such modifications to the identity and number of shares of the securities to be accepted pursuant to each Fund’s benchmark index in exchange for “Creation Units” for each Fund and the securities that will be applicable that day to redemption requests received for each Fund as may be necessary as a result of rebalancing adjustments and corporate action events (and may give directions to the Funds’ custodian with respect to such designations).

D. In the performance of its duties and obligations under this Agreement, the Adviser shall act in conformity with the Fund’s Prospectuses and SAIs and with the instructions and directions of the Board and will conform and comply with the applicable requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations, as each is amended from time to time.

E. The Adviser at its own expense will make available to the Board at reasonable times its portfolio managers and other appropriate personnel, either in person or, by telephone or other electronic medium, in order to review the investment policies, performance and other investment related information regarding a Fund and to consult with the Board regarding each Fund’s investment affairs, including economic, statistical and investment matters related to the Adviser’s duties hereunder, and will provide periodic reports to the Board relating to the investment strategies it employs. The Adviser and its personnel shall also cooperate fully with the commercially reasonable requests of counsel and auditors for, and the Chief Compliance Officer of the Trust.

F The Adviser will review draft reports to shareholders and other documents provided or available to it and provide comments on a timely basis. In addition, the Adviser and each officer and portfolio manager thereof will provide on a timely basis such certifications or sub-certifications as the Trust may reasonably request in order to support and facilitate certifications required to be provided by the Trust’s Principal Executive Officer and Principal Accounting Officer.

G. The Adviser or its agents shall arrange for the placing of all orders for the purchase and sale of Fund securities for each Fund’s account with brokers or dealers selected by the Adviser or delegate this function to a sub-adviser. In the selection of such brokers or dealers and the placing of such orders, the Adviser will use its best efforts to seek for each Fund the most favorable execution and net price available and will consider all factors the Adviser deems relevant in making such decisions including, but not limited to, price (including any applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm involved and the firm’s risk in positioning a block of securities.

H. The parties agree that it is in the interests of the Funds that the Adviser have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to such Funds than may result when brokerage is allocated to other brokers on the basis of the best price and execution. The Adviser is authorized to place orders for the purchase and sale of securities for the Funds with such brokers, subject to review by the Board from time to time. In selecting brokers or dealers to execute a particular transaction and in evaluating the best price and execution available, the Adviser may consider the brokerage and research services (as such terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Funds and/or other accounts over which the Adviser exercises investment discretion.

3.	COMPENSATION OF THE ADVISER

In consideration for the services to be performed under this Agreement, the Adviser shall receive from each Fund the unitary fee set forth in Appendix A.

4.	REPRESENTATIONS OF THE INVESTMENT ADVISER

The Investment Adviser represents, warrants and agrees that:

A. The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940.

B. The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect, (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the full power and authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Trust of the occurrence of any event that would disqualify the Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

C. The Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

5.	REPRESENTATIONS OF THE TRUST

The Trust represents, warrants and agrees as follows:

A. The Fund is duly registered as an open-end investment company under the 1940 Act.

B. The execution, delivery and performance by the Trust of this Agreement are within the Trust’s powers and have been duly authorized by all necessary action on the part of its Board, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Trust for the execution, delivery and performance by the Trust of this Agreement.

C. The execution, delivery and performance by the Trust of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Trust’s Agreement and Declaration of Trust, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Trust.

D. The Trust has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act.

E. This Agreement is a valid and binding Agreement of the Trust, enforceable against it in accordance with the terms hereof.

6.	LIABILITY

A. Except as may otherwise be provided by the 1940 Act or any other federal securities law, in the absence of willful misconduct, bad faith or gross negligence, neither the Adviser nor any of its officers, affiliates, employees or consultants (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) incurred or suffered by a Fund or the Trust as a result of any error of judgment or for any action or inaction taken in good faith by the Adviser or its Affiliates with respect to each Fund.

B. Notwithstanding anything in this Agreement to the contrary contained herein, the Adviser shall not be responsible or liable for its failure to perform under this Agreement or for any losses to the Investment Adviser, the Trust or a Fund resulting from any event beyond the reasonable control of the Adviser or its agents, including but not limited to nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Trust’s or a Fund’s property; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts of war, terrorism, insurrection or revolution; or acts of God, or any other similar event.

C. No Trustee or shareholder of the Trust shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

7.	VOTING

The Adviser will take any action and provide any advice with respect to the voting of securities held by the Funds in accordance with the Trust's Proxy Voting Policies and Procedures, as amended and revised from time to time, or delegate this function to a sub-adviser.

8.	NON-EXCLUSIVITY

The services of the Adviser to the Funds and the Trust are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

9.	EFFECTIVE DATE, DURATION AND TERMINATION OF THIS AGREEMENT

This Agreement shall be effective for each Fund on the first day a Fund publicly offers its shares. This Agreement shall remain in force for an initial term of two years and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the members of the Board who are not interested persons of the Adviser, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board or of a majority of the outstanding voting securities of the Trust. The requirement that continuance of this Agreement be specifically approved at least annually shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may, on sixty (60) days written notice, be terminated at any time without the payment of any penalty, by the Board, or by vote of a majority of the outstanding voting securities of a Fund, individually, or by the Adviser.

10.	AMENDMENT OF THIS AGREEMENT

A provision of this Agreement may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of the amendment, change, waiver, discharge or termination is sought. An amendment to this Agreement shall not be effective until approved by the Board, including a majority of the directors who are not interested persons of the Adviser or of the Trust. To the extent legal counsel to the Trust concludes that shareholder approval of a particular amendment to this Agreement is required under the 1940 Act, such amendment will not be effective until the required shareholder approval has been obtained.

11.	ASSIGNMENT

This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of “interested person”, “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

12.	USE OF ADVISER’S NAME

The parties agree that the name of the Adviser, CWA Asset Management Group, LLC, the names of any other affiliates of the Adviser, the name “StrongVest” and the name “CWA”, and any derivative or logo or trademark, or trade name or service mark are the valuable property of the Adviser or CWA Asset Management Group, LLC, and their affiliates. The Trust and agents of the Trust pursuant to this Agreement shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names or otherwise only if with the prior written approval of the Adviser, which approval shall not be unreasonably held or delayed, so long as this Agreement is in effect. Upon termination of the Agreement, the Trust shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names. Upon termination of the Sub-Advisory Agreement between the Adviser and CWA Asset Management Group, LLC, the Trust shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names.

13.	NOTICES

Any notice, advice or report to be given pursuant to this Agreement shall be delivered, mailed or electronically transmitted:

To the Adviser at:

StrongVest Global Advisors, LLC
131 Plantation Ridge Drive
Suite 100
Mooresville, NC 28117

To the Trust or a Fund at:

StrongVest ETF Trust
131 Plantation Ridge Drive
Suite 100
Mooresville, NC 28117

14.	SEVERABILITY AND SURVIVAL

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein. Sections 3, 9 and 10 shall survive the termination of this Agreement.

15.	GOVERNING LAW

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and shall be governed by North Carolina law in a manner not in conflict with the provisions of the 1940 Act.

16.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

17.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties, including with respect to each Fund.

18.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

19.	COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

STRONGVEST GLOBAL ADVISORS, LLC.		STRONGVEST ETF TRUST

By:	/s/ Ryan Turner	By:	/s/ D. Kyle Cerminara

Name:	Ryan Turner	Name:	D. Kyle Cerminara
Title:	President	Title:	President
Date:		Date:

Appendix A

As consideration for the Adviser’s services to each of the following Funds, the Adviser shall receive from each Fund a unitary fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of each Fund’s average daily net assets during the month, less the proportional amount of the advisory fee, as well as acquired fund fees and expenses, of any investment company the shares of which are the only investment security held by a Fund.

The Adviser will pay all of the expenses of each Fund below including the cost of transfer agency, custody, fund administration, legal, audit and other services except for the advisory fee, amounts payable pursuant to any plan adopted in accordance with Rule 12b-1, brokerage expenses, taxes, interest, fees and expenses of the Independent Trustees (including any Trustee’s counsel fees), litigation expenses and other extraordinary expenses.

Fund	Annual % of Average Daily Assets	Date Initially Publicly Offered
CWA Income ETF	0.75%